Exhibit 99.1
Contact:
Michael D. Perry
Sr. VP and CFO
+1-408-212-2260
mperry@vitria.com
FOR IMMEDIATE RELEASE
VITRIA TECHNOLOGY, INC. ANNOUNCES GOING-PRIVATE TRANSACTION WITH PRINCIPAL STOCKHOLDERS
SUNNYVALE, Calif., September 21, 2006—Vitria Technology, Inc. (NASDAQ: VITR), a provider of business process integration products and solutions today announced that it has entered into a definitive merger agreement for Vitria Technology to be acquired by a new corporation formed and wholly-owned by JoMei Chang, Ph.D., a member of the Board of Directors of Vitria, and Dale Skeen, Ph.D., a member of the Board of Directors of Vitria and the current Chief Executive Officer of Vitria. Under the terms of the agreement, the new corporation will pay $2.75 per share for each of Vitria’s outstanding shares of common stock not held by Dr. Chang and Dr. Skeen. The purchase price represents a premium of approximately 4.7% over the average closing price of Vitria Technology’s common stock on the twenty trading days ending September 20, 2006, the last day before the announcement of the proposed transaction. Drs. Chang and Skeen together hold approximately 29% of Vitria Technology’s outstanding common stock, and Drs. Chang and Skeen have agreed in writing to vote in favor of the merger.
The transaction is the culmination of a thorough evaluation of Vitria Technology’s strategic alternatives by a strategic committee of Vitria’s Board of Directors composed solely of independent directors. The strategic committee was assisted in its evaluation by Jefferies Broadview, which involved discussions with over 55 possible acquirers over the past eight months regarding a possible transaction.
The merger agreement has been approved by the Board of Directors of each of Vitria Technology, Innovative Technology Group, Inc. and ITG Acquisition, Inc. Innovative Technology Group, Inc. and ITG Acquisition, Inc. are corporations that have been formed by Drs. Chang and Skeen for this transaction. The transaction is subject to approval by the holders of a majority of Vitria Technology’s outstanding common stock, and to regulatory approvals and other customary closing conditions.
Dennis Wolf, an independent member of Vitria’s Board of Directors stated, “This transaction represents an opportunity for our stockholders to realize a cash value at a premium to the recent trading range of our stock and provides continuity for our customer base.”
Dr. Chang stated, “Dale and I are pleased to be able to carry forward the vision of the company, and are committed to maximizing value delivered to Vitria’s customers and partners.”

Additional Information about the Proposed Transaction and Where You Can Find It
In connection with the proposed transaction, Vitria Technology intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VITRIA TECHNOLOGY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Vitria Technology with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Vitria Technology, Inc. may obtain free copies of the documents filed with the SEC by contacting Vitria Technology at (408) 212-2700 or by writing Vitria Technology at 945 Stewart Drive, Sunnyvale, CA 94085. You may also read and copy any reports, statements and other information filed by Vitria Technology with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Vitria Technology and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Vitria Technology stockholders in favor of the proposed transaction. Information about the directors and executive officers of Vitria Technology and their ownership of Vitria Technology common stock is set forth in the proxy statement, dated May 1, 2006, for Vitria Technology’s 2006 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Certain executive officers and directors of Vitria Technology, including Dr. Chang and Dr. Skeen, have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. A more complete description of these interests will be contained in the preliminary and definitive proxy statement when and as they become available.
About Vitria
Vitria Technology, Inc., an award-winning provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 11 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.
(C) 2006 Vitria Technology, Inc. All rights reserved. Vitria and BusinessWare are registered trademarks of Vitria Technology, Inc. All other names may be trademarks of the companies with which they are associated.

Forward-Looking Information
This press release regarding Vitria Technology, Innovative Technology Group, Inc. and ITG Acquisition, Inc. entering into a definitive agreement includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: the risk that the merger transaction may not close; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement; litigation resulting from the signing of the merger agreement or the associated transactions; and general economic and market conditions. Details on these and other risks are set forth in Vitria’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov. Vitria, Innovative Technology Group, Inc. and ITG Acquisition, Inc. assume no obligation to update the information in this news release.